                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement) by and between SEPCO INDUSTRIES, INC., a Texas corporation (the "Company"), and BRYAN H. WIMBERLY (the "Executive") is made and entered into as of the Effective Date set forth in Section 1.3 below:

                                    RECITALS

         A. The Company desires to employ the Executive in the capacity set forth on Exhibit A pursuant to the provisions of this Agreement; and

         B. The Executive desires employment as an employee of the Company pursuant to the provisions of this Agreement.

                                   ARTICLE I.
                              TERMS OF EMPLOYMENT

         The terms of employment are as follows:

         1.1 Employment. The Company hereby employs the Executive for and during the term hereof in the capacity set forth on Exhibit A, but Company may subsequently assign Executive to a different position or modify Executive's duties and responsibilities. The Executive hereby accepts employment under the terms and conditions set forth in this Agreement.

         1.2 Duties of Executive. The Executive shall perform in the capacity described in Section 1.1 hereof and shall have such duties, responsibilities, and authorities as may be designated for such office. The Executive agrees to devote the Executive's best efforts, abilities, knowledge, experience and full business time to the faithful performance of the duties, responsibilities, and authorities which may be assigned to the Executive. Executive may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Executive's performance of Executive's duties hereunder, is contrary to the interests of the Company, or requires any significant portion of Executives's business time. Executive shall at all times comply with and be subject to such policies and procedures as the Company may establish from time to time. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure Company's business, its interests, or its reputation.

         1.3 Term. This Agreement shall become effective as of the 1st day of July, 1996 (the "Effective Date") and shall continue in force and effect for one (1) year unless sooner terminated as provided in Section 2.1 hereof.
Unless this Agreement is terminated before its annual anniversary date, the term hereof shall be automatically extended for one (1) year unless this Agreement is renewed or extended by written agreement between the Company and the Executive pursuant to terms and conditions mutually acceptable.

         1.4 Compensation. The Company shall pay the Executive, as "Compensation" for services rendered by the Executive under this Agreement the following Salary plus Bonus.





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         (a)     Salary:  A base salary per month as set forth on Exhibit A, prorated for any partial period of employment ("Salary"). Such Salary shall be paid in installments in accordance with the Company's regular payroll practices.

         (b)     Bonus:  A bonus as set forth in Exhibit "A" ("Bonus").

         1.5 Employment Benefits. In addition to the Salary payable to the Executive hereunder, the Executive shall be entitled to the following benefits:

                 (a) Employment Benefits. As an employee of the Company, the Executive shall participate in and receive all general employee benefit plans and programs, as may be in effect from time to time, upon satisfaction by the Executive of the eligibility requirements therefor. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

                 (b) Working Facilities. During the term of this Agreement, the Company shall provide, at its expense, office space, furniture, equipment, supplies and personnel as shall be adequate for the Executive's use in performing Executive's duties and responsibilities under this Agreement.

                 (c) Automobile Allowance. During the term of this Agreement, the Company shall provide Executive with a vehicle in accordance with the Company's vehicle policy.

                 (d)  Limitations.  Company shall not by reason of this Article
         1.5 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees similarly situated.

                                  ARTICLE II.
                                  TERMINATION

         2.1 Termination. Notwithstanding anything herein to the contrary, this Agreement and the Executive's employment hereunder may be terminated without any breach of this Agreement at any time during the term hereof by reason of and in accordance with the following provisions:

                 (a) Death. If the Executive dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate as of the date of the Executive's death, and the Company shall have no further liability hereunder to the Executive or Executive's estate, except to the extent set forth in Section 2.2(a) hereof.

                 (b) Disability. If, during the term of this Agreement, the Executive shall be prevented from performing the Executive's duties hereunder by reason of becoming disabled as hereinafter defined, the Company may terminate this Agreement immediately





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         upon written notice to the Executive without any further liability hereunder to the Executive except as set forth in Section 2.2(b) hereof. For purposes of this Agreement, the Executive shall be deemed to have become disabled when the Board of Directors of the Company, upon the written report of a qualified physician designated by the Board of Directors of the Company or by its insurers, shall have determined that the Executive has become mentally, physically and/or emotionally incapable of performing Executive's duties and services under this Agreement.

                 (c) Termination by the Company for Cause. Prior to the expiration of the term of this Agreement, the Company may discharge the Executive for cause and terminate this Agreement immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.1(c) hereof. For purposes of this Agreement, a "discharge for cause" shall mean termination of the Executive upon written notice to the Executive limited, however, to one or more of the following reasons:

                          (1) Conviction of the Executive by a court of competent jurisdiction of a felony or a crime involving moral turpitude;

                          (2) The Executive's failure or refusal to comply with the Company's policies, standards, and regulations of the Company, which from time to time may be established;

                          (3) The Executive's engaging in conduct amounting to fraud, dishonesty, gross negligence, willful misconduct or conduct that is unprofessional, unethical, or detrimental to the reputation, character or standing of the Company; or

                          (4) The Executive's failure to faithfully and diligently perform the duties required hereunder or to comply with the provisions of this Agreement.

                          Prior to terminating this Agreement pursuant to
                 Section 2.1(c), (2), or (4), the Company shall furnish the Executive written notice of the Executive's alleged failure to abide by or alleged breach of this Agreement. The Executive shall have thirty (30) days after the Executive's receipt of such notice to cure such failure to abide or breach and the Company's Board of Directors shall determine if the failure to abide or breach is cured.

                 (d) Termination by the Company with Notice. The Company may terminate this Agreement at any time, for any reason, other than as set forth in Subparagraphs (a), (b) or (c) of this Section 2.1, with or without cause, in the Company's sole discretion, immediately upon written notice to the Executive without any further liability hereunder to the Executive, except to the extent set forth in Section 2.2(d) hereof.

                 (e) Termination by the Executive for Good Reason. The Executive may terminate this Agreement at any time for Good Reason (as hereinafter defined) in which event the Company shall have no further liability hereunder to the Executive except to





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         the extent set forth in Section 2.2(e) hereof. For purposes of this
         Agreement, the term "Good Reason" shall mean, without the Executive's express written consent, the occurrence of any of the following circumstances:

                          (1) The Company's failure to pay the Executive the Compensation pursuant to the terms of this Agreement that has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company;

                          (2) The failure of the Company to obtain an agreement, from any successor to assume and agree to perform this Agreement; or

                          (3) Any failure by the Company to comply with any material provision of this Agreement that has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Company.

                 (f) Termination by the Executive with Notice. The Executive may terminate this Agreement for any reason other than Good Reason on thirty (30) days prior written notice, in the sole discretion of the Executive, in which event the Company shall have no further liability hereunder to the Executive, except to the extent set forth in Section 2.2(f) hereof.

         2.2     Compensation upon Termination.

                 (a) Death. In the event the Executive's employment hereunder is terminated pursuant to the provisions of Section 2.1(a) hereof due to the death of the Executive, the Company shall have no further obligation to the Executive or Executive's estate, except to pay to the Executive's spouse, or if none, to the estate of the Executive any accrued, but unpaid, Salary and any vacation or sick leave benefits, which have accrued as of the date of death but were then unpaid or unused. Any amount due the Executive hereunder shall be paid in a lump sum in cash within thirty (30) days after the death of the Executive.

                 (b) Disability. In the event the Executive's employment hereunder is terminated pursuant to the provisions of Section 2.1(b) hereof due to Disability of the Executive, the Company shall be relieved of all of its obligations under this Agreement, except to pay the Executive any accrued, but unpaid Salary, and vacation or sick leave benefits which have accrued as of the date on which such permanent disability is determined, but then remain unpaid. The provisions of the preceding sentence shall not affect the Executive's rights to receive payments under the Company's disability insurance plan, if any. Any amount due the Executive hereunder shall be paid in a lump sum in cash within thirty (30) days after the termination of the Executive's employment hereunder.

                 (c) Cause. In the event the Executive's employment hereunder is terminated by the Company for Cause pursuant to the provisions of Section 2.1(c) hereof, the Company shall have no further obligation to the Executive under this Agreement except





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         to pay the Executive any accrued, but unpaid, Salary and any vacation or sick leave benefits, which have accrued as of the date of termination of this Agreement, but were then unpaid or unused. Any amount due the Executive hereunder shall be paid in a lump sum in cash within sixty (60) days after the termination of the Executive's employment hereunder.

                 (d) Termination Pursuant to Section 2.1(d). In the event the Executive's employment hereunder is terminated by the Company pursuant to the provisions of Section 2.1(d) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Salary and any vacation or sick leave benefits, which have accrued as of the date of termination of this Agreement, but were then unpaid or unused, (ii) an amount payable in monthly installments equal to the Executive's full monthly Salary payable for a period of twelve (12) months and
         (iii) the Termination Bonus set forth in Exhibit A. Any amount due the Executive hereunder (i) of this Section shall be paid in a lump sum in cash within thirty (30) days after the termination of the Executive's employment hereunder.

                 (e) Termination by the Executive for Good Reason. In the event this Agreement is terminated by the Executive pursuant to the provisions of Section 2.1(e) hereof, the Executive shall be entitled to receive (i) any accrued, but unpaid, Salary and any vacation or sick leave benefits which have accrued as of the date of termination-of the Agreement, but were then unpaid or unused, (ii) the full monthly Salary payable hereunder for a period of twelve (12) months after this Agreement is terminated by the Executive in accordance with the Company's regular payroll periods or over such lesser period as the Company may determine and (iii) the Termination Bonus set forth in Exhibit A. Any amount due the Executive hereunder
         (i) of this Section shall be paid in a lump sum in cash within thirty
         (30) days after the termination of the Executive's employment hereunder.

                 (f) Termination Pursuant to Section 2.1(f). In the event the Executive's employment hereunder is terminated by the Executive pursuant to the provisions of Section 2.1(f) hereof, all future compensation to which Executive is entitled and all future benefits for which Executive is eligible shall cease and terminate as of the date of termination. Executive shall be entitled to pro rata Salary through the date of termination. Any amount due the Executive hereunder shall be paid in a lump sum in cash within sixty (60) days after the termination of Executive's Employment hereunder.

                 (g) Termination of Obligations of the Company Upon Payment of Compensation. Upon payment of the amount, if any, due the Executive pursuant to the preceding provisions of this Section, the Company shall have no further obligation to the Executive under this Agreement.

         2.3 Merger or Acquisition. In the event the Company should consolidate, or merge into another corporation, or transfer all or substantially all of its assets to another entity, or divide its assets among a number of entities, this Agreement shall continue in full force and effect.
The Company will require any and all successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree pursuant to an





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appropriate written assumption agreement to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to or contemporaneously with the effectiveness of any such successor shall be a breach of the Agreement and shall entitle the Executive, as his or her sole remedy, to terminate Executive's employment and this Agreement for Good Reason.

         2.4 Offset. The Company shall have the right to deduct from any amounts due the Executive hereunder any obligations owed by the Executive to the Company.

                                  ARTICLE III.
                 PROTECTION OF INFORMATION AND NON-COMPETITION

         Protective Covenants. The Executive recognizes that his employment by the Company is one of the highest trust and confidence because (i) the Executive will become fully familiar with all aspects of the Company's business during the period of his employment with the Company, (ii) certain information of which the Executive will gain knowledge during his employment is proprietary and confidential information which is special and peculiar value to the Company, and (iii) if any such proprietary and confidential information were imparted to or became known by any person, including the Executive, engaging in a business in competition with that of the Company, hardship, loss or irreparable injury and damage could result to the Company, the measurement of which would be difficult if not impossible to ascertain. The Executive acknowledges that the Company has developed unique skills, concepts, designs, marketing programs, marketing strategy, business practices, methods of operation, trademarks, licenses, hiring and training methods, financial and other confidential and proprietary information concerning its operations and expansion plans ("Trade Secrets"). Therefore, the Executive agrees that it is necessary for the Company to protect its business from such damage, and the Executive further agrees that the following covenants constitute a reasonable and appropriate means, consistent with the best interest of both the Executive and the Company, to protect the Company against such damage and shall apply to and be binding upon the Executive as provided herein:

                 (a) Trade Secrets. The Executive recognizes that his position with the Company is one of the highest trust and confidence by reason by of the Executive's access to and contact with certain Trade Secrets of the Company. The Executive agrees and covenants to use his best efforts and exercise utmost diligence to protect and safeguard the Trade Secrets of the Company. The Executive further agrees and covenants that, except as may be required by the Company in connection with this Agreement, or with the prior written consent of the Company, the Executive shall not, either during the term of this Agreement or thereafter, directly or indirectly, use for the Executive's own benefit or for the benefit of another, or disclose, disseminate, or distribute to another, any Trade Secret (whether or not acquired, learned, obtained, or developed by the Executive alone or in conjunction with others) of the Company or of others with whom the Company has a business relationship. All memoranda, notes, records, drawings, documents, or other writings whatsoever made, compiled, acquired, or received by the Executive during the term of this Agreement, arising out of, in connection with, or related to any activity or business of the Company, including, but





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         not limited to, the Company's operations, the marketing of the
         Company's products, the Company's customers, suppliers, or others with whom the Company has a business relationship, the Company's arrangements with such parties, and the Company's pricing and expansion policies and strategy, are, and shall continue to be, the sole and exclusive property of the Company, and shall, together with all copies thereof and all advertising literature, be returned and delivered to the Company by the Executive immediately, without demand, upon the termination of this Agreement, or at any time upon the Company's demand.

                 (b) Restriction on Soliciting Employees of the Company. The Executive covenants that during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, he will not, either directly or indirectly, call on, solicit, or take away, or attempt to call on, solicit, induce or take away any employee of the Company, either for himself or for any other person, firm, corporation or other entity. Further, Executive shall not induce any employee of the Company to terminate his or her employment with the Company.

                 (c) Covenant Not to Compete. The Executive hereby covenants and agrees that during the term of this Agreement and for the period set forth in Exhibit "A" following the termination of this Agreement ("Non-Compete Period"), he will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than through ownership of publicly-traded capital stock of a corporation which represents less than five percent (5%) of the outstanding capital stock of such corporation), corporate officer, director, investor, financier or in any other individual or representative capacity, engage or participate in any business competitive with the business conducted by the Company within Texas, Oklahoma or Louisiana.

                 (d) Survival of Covenants. Each covenant of the Executive set forth in this Article III shall survive the termination of this Agreement and shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Executive against the Company whether predicated on this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of said covenant.

                 (e) Remedies. In the event of breach or threatened breach by the Executive of any provision of this Article III, the Company shall be entitled to relief by temporary restraining order, temporary injunction, or permanent injunction or otherwise, in addition to other legal and equitable relief to which it may be entitled, including any and all monetary damages which the Company may incur as a result of said breach, violation or threatened breach or violation. The Company may pursue any remedy available to it concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any other of such remedies as to such breach, violation, or threatened breach or violation, or as to any other breach, violation, or threatened breach or violation.





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
         The Executive hereby acknowledges that the Executive's agreement to be bound by the protective covenants set forth in this Article III was a material inducement for the Company entering into this Agreement and agreeing to pay the Executive the compensation and benefits set forth herein. Further, Executive understands the foregoing restrictions may limit his or her ability to engage in certain businesses during the period of time provided for, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction.


                                  ARTICLE IV.
                               GENERAL PROVISIONS

         4.1 Notices. all notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date deposited in a receptacle maintained by the United States Postal Service for such purpose, postage prepaid, by certified mail, return receipt requested, addressed to the respective parties as follows:


               If to the Executive:     As set forth in Exhibit "A"



               If to the Company:       Sepco Industries, Inc.
                                        6500 Brittmoore
                                        Houston, Texas  77041
                                        ATTN:  David R. Little


Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.

         4.2 Severability. If any provision contained in this Agreement is determined by a court of competent jurisdiction or an arbitrator pursuant to
Section 5 below to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein. If the restrictions contained in Article III are found by a court to be unreasonable or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for said restrictions to be modified by said court so as to be reasonable and enforceable and, as so modified, to be fully enforced.

         4.3 Waiver Modification, and Integration. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party. This instrument contains the entire agreement of the parties concerning employment and supersedes all prior and contemporaneous representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company and all such prior or contemporaneous





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
representations, understandings and agreements, both oral and written, are hereby terminated. This Agreement may not be modified, altered or amended except by written agreement of all the parties hereto.

         4.4 Binding Effect. This Agreement shall be binding and effective upon the parties and their respective successors. Neither party shall assign this Agreement without the prior written consent of the other party, except that the Company shall have the right to assign this Agreement to an entity.

         4.5 Governing Law. The parties intend that the laws of the State of Texas should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

         4.6 Representation of Executive. The Executive hereby represents and warrants to the Company that the Executive has not previously assumed any obligations inconsistent with those contained in this Agreement. The Executive further represents and warrants to the Company that the Executive has entered into this Agreement pursuant to Executive's own initiative and that this Agreement is not in contravention of any existing commitments. The Executive acknowledges that the Company has entered into this Agreement in reliance upon the foregoing representations of the Executive.

         4.7 Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

         4.8 Company. For the purposes of this Agreement, Company shall include any parent, subsidiary division of the Company, or any entity, who directly or indirectly, controls, is controlled by, or is under common control with the Company.

                                   ARTICLE V.
                                  ARBITRATION

         5.1 Resolution of Disputes. In any dispute between the Parties, the Parties shall cooperate in good faith to resolve the dispute. If the parties cannot resolve the dispute between themselves, they shall each, within ten (10) days, select one mediator to help resolve the dispute. If a resolution of the dispute does not occur through mediation within thirty (30) days after the selection of the two mediators, any Party may demand binding arbitration.

         5.2 Arbitration. In the event any dispute cannot be resolved through mediation the Parties agree to submit such dispute to binding arbitration. Any such arbitration arising hereunder shall be conducted in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. The costs of arbitration shall be borne equally by the Parties. However, each Party shall be responsible for such Party's own attorneys' fees.





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                                  ARTICLE VI.
                                CONFIDENTIALITY

         6.1 Confidentiality. This Agreement is confidential, and the substance may be disclosed only as mutually agreed by the Parties or as may be required by law.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written effective as of the Effective Date.

                                    THE COMPANY:

                                    SEPCO INDUSTRIES, INC., a Texas corporation


                                    By:  /s/  DAVID R. LITTLE
                                       ----------------------------------------
                                       Printed Name:  David R. Little
                                                    ---------------------------
                                       Title:  Chairman & CEO
                                             ----------------------------------


                                    EXECUTIVE:


                                    By: /s/  BRYAN WIMBERLY
                                       ----------------------------------------
                                             Bryan Wimberly
                                             President and Chief Operating
                                             Officer






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
                                  EXHIBIT "A"
                                       TO
                              EMPLOYMENT AGREEMENT





NAME:                        Bryan H. Wimberly


POSITION:                    President and Chief Operating Officer


MONTHLY BASE:                $10,833.33


BONUS:                       Two percent (2%) of the monthly profit before tax of Sepco
                             Industries, Inc., excluding sale of fixed assets and
                             extraordinary items, as determined by the Company, which
                             shall be  payable monthly in accordance with the Company's regular bonus practices


NON-COMPETE PERIOD:          Twelve (12) months


HOME ADDRESS:                1306A Potomac
                             Houston, TX 77057


TERMINATION BONUS:           The sum equal to the total of twelve (12) previous monthly bonus payments made to Employee in accordance with Section
                             1.4(b) of this Agreement